EXHIBIT 99(b)

                          BROWNSVILLE BANCSHARES, INC.
                               BROWNSVILLE, TEXAS
                                629 E. ELIZABETH
                            BROWNSVILLE, TEXAS 78596

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 11, 1998

     Notice is hereby given that a special meeting of the Shareholders of Brownsville Bancshares, Inc., Brownsville, Texas ("Brownsville Bancshares") will be held at the Four Points Sheraton Hotel, 3777 North Expressway, Brownsville, Texas, on February 11, 1998 at 12:00 noon, local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization (the "Agreement"), dated as of October 20, 1997, between Brownsville Bancshares, Inc., a Texas corporation ("Brownsville Bancshares"), and Texas Regional Bancshares, Inc., a Texas corporation ("Texas Regional"), providing for the merger (the "Merger") of Brownsville Bancshares and its wholly-owned subsidiary, BNB Bancshares, Inc. ("BNB"), with and into Texas Regional Delaware, Inc., a Delaware corporation that is a wholly-owned subsidiary of Texas Regional (herein referred to as "TRD"). As a result of the Merger, Brownsville Bancshares would become a subsidiary of Texas Regional, the shareholders of Brownsville Bancshares would be entitled to receive 3.06608 shares of Texas Regional Class A Voting Common stock for each share of Brownsville Bancshares capital stock then held by them, and option holders of Brownsville Bancshares would be entitled to receive 1.77634 shares of Texas Regional Class A Voting Common Stock for each share subject to such holder's options, all as more fully described in the accompanying Prospectus/Proxy Statement and in the Agreement, a copy of which is annexed to the Prospectus/Proxy Statement as Annex A. At the meeting, the shareholders will also consider and vote on approval of the merger of BNB's subsidiary, Brownsville National Bank, with and into TRD's subsidiary, Texas State Bank.

          2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors of Brownsville Bancshares has fixed the close of business on January 12, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting or at any adjournment thereof.

DATED:                                 BY ORDER OF THE BOARD OF DIRECTORS

January 12, 1998
                                       President

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED ENVELOPE MAY BE USED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.